June 20, 2024

Mr. Jason Fox

Division of Investment Management

U.S. Securities and Exchange Commission

Disclosure and Review and Accounting Office

100 F Street, N.E.

Washington, D.C. 20549-4644

Re:  Funds Listed in Exhibit

Dear Mr. Fox:

This letter responds to the Securities and Exchange Commission (SEC) Staff’s review comments discussed with Richard Sennett on June 4, 2024, related to the annual reports and Form N-CEN filings of the T. Rowe Price funds.

1. SEC Comment: Please ensure that the T. Rowe Price funds utilize the most recent version of Form N-CSR when submitting these filings in EDGAR.

Management Response: We confirm that the T. Rowe Price funds will use the most recent version of Form N-CSR.

2. SEC Comment: How much advisory fees did T. Rowe Price recoup for the Diversified Mid Cap Growth Fund during the 12/31/23 fiscal year end?  The response to N-CEN Item C.8.c. indicates that “no” fees waived were subject to recoupment. The response to N-CEN Item C.8.d. indicates that there were expenses previously waived that were recouped during the period.

Management Response: During the fiscal year ended December 31, 2023, T. Rowe Price recouped $208.76 of advisory fees for Diversified Mid-Cap Growth Fund. This recoupment was for advisory fees waived in the previous fiscal year ended December 31, 2022. There were no advisory fees waived in fiscal year 2023 that were subject to recoupment as correctly reported in N-CEN. Our policy is to separately disclose expense waivers or recoupment in the financial statements, only to the extent such amounts round to $1,000 or greater. The amount of the recoupment did not round to $1,000 and therefore, was not disclosed in the financial statements.

3. SEC Comment: The 12/31/23 N-CEN Item B.22 for the International Bond Fund indicates that the fund had NAV errors that required shareholder reprocessing.  However, there is no disclosure in the 12/31/23 financial statements regarding the NAV errors. Please explain why.

Management Response: The NAV error was not material to the financial statements and therefore, was not disclosed. Management followed its NAV error correction policy which is consistent with ICI’s NAV error correction guidance.

If you have any additional questions or would like to discuss any response, please contact me (410-577-5143, Alan.Dupski@troweprice.com), Rick Sennett (410-577-4308, Richard.Sennett@troweprice.com) or Shweta Prabhudesai (410-577-4063, Shweta.Prabhudesai@troweprice.com).

Respectfully,

Alan S. Dupski

Treasurer, T. Rowe Price Funds

cc:  John McCardell – Partner, PricewaterhouseCoopers LLP

  Fran Pollack-Matz – Deputy General Counsel, T. Rowe Price Associates, Inc.

  Arlene Klein – Chief Compliance Officer, T. Rowe Price Associates, Inc.

EXHIBIT

File #	Registrant Name	Series Name	FYE Reviewed
811-02684	T. Rowe Price Tax-Free Income Fund, Inc.	T. Rowe Price Tax-Free Income Fund	02/28/2023
811-03055	T. Rowe Price Tax-Exempt Money Fund, Inc.	T. Rowe Price Tax-Exempt Money Fund	02/28/2023
811-03872	T. Rowe Price Tax-Free Short-Intermediate Fund, Inc.	T. Rowe Price Tax-Free Short-Intermediate Fund	02/28/2023
811-04163	T. Rowe Price Tax-Free High Yield Fund, Inc.	T. Rowe Price Tax-Free High Yield Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price California Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price Georgia Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price Maryland Short-Term Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price Maryland Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price Maryland Tax-Free Money Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price New Jersey Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price New York Tax-Free Bond Fund	02/28/2023
811-04521	T. Rowe Price State Tax-Free Funds, Inc.	T. Rowe Price Virginia Tax-Free Bond Fund	02/28/2023
811-08207	T. Rowe Price Tax-Efficient Funds, Inc.	T. Rowe Price Tax-Efficient Equity Fund	02/28/2023
811-22620	T. Rowe Price Multi-Sector Account Portfolios, Inc.	T. Rowe Price Floating Rate Multi-Sector Account Portfolio	02/28/2023
811-22620	T. Rowe Price Multi-Sector Account Portfolios, Inc.	T. Rowe Price High Yield Multi-Sector Account Portfolio	02/28/2023
811-22620	T. Rowe Price Multi-Sector Account Portfolios, Inc.	T. Rowe Price Mortgage-Backed Securities Multi-Sector Account Portfolio	02/28/2023
811-22968	T. Rowe Price Intermediate Tax-Free High Yield Fund, Inc.	T. Rowe Price Intermediate Tax-Free High Yield Fund	02/28/2023
811-02396	T. Rowe Price New Income Fund, Inc.	T. Rowe Price New Income Fund	05/31/2023
811-02603	T. Rowe Price Government Money Fund, Inc.	T. Rowe Price Government Money Fund	05/31/2023
811-03894	T. Rowe Price Short-Term Bond Fund, Inc.	T. Rowe Price Short Duration Income Fund	05/31/2023
811-03894	T. Rowe Price Short-Term Bond Fund, Inc.	T. Rowe Price Short-Term Bond Fund	05/31/2023
811-03894	T. Rowe Price Short-Term Bond Fund, Inc.	T. Rowe Price Ultra Short-Term Bond Fund	05/31/2023
811-04119	T. Rowe Price High Yield Fund, Inc.	T. Rowe Price High Yield Fund	05/31/2023
811-04119	T. Rowe Price High Yield Fund, Inc.	T. Rowe Price U.S. High Yield Fund	05/31/2023
811-04441	T. Rowe Price GNMA Fund, Inc.	T. Rowe Price GNMA Fund	05/31/2023
811-05860	T. Rowe Price U.S. Treasury Funds, Inc.	T. Rowe Price U.S. Treasury Intermediate Index Fund	05/31/2023
811-05860	T. Rowe Price U.S. Treasury Funds, Inc.	T. Rowe Price U.S. Treasury Long-Term Index Fund	05/31/2023
811-05860	T. Rowe Price U.S. Treasury Funds, Inc.	T. Rowe Price U.S. Treasury Money Fund	05/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price U.S. Limited Duration TIPS Index Fund	05/31/2023
811-07173	T. Rowe Price Spectrum Funds II, Inc.	T. Rowe Price Spectrum Conservative Allocation Fund	05/31/2023
811-07173	T. Rowe Price Spectrum Funds II, Inc.	T. Rowe Price Spectrum Moderate Allocation Fund	05/31/2023
811-07173	T. Rowe Price Spectrum Funds II, Inc.	T. Rowe Price Spectrum Moderate Growth Allocation Fund	05/31/2023
811-07353	T. Rowe Price Corporate Income Fund, Inc.	T. Rowe Price Corporate Income Fund	05/31/2023
811-08279	T. Rowe Price Reserve Investment Funds, Inc.	T. Rowe Price Government Reserve Fund	05/31/2023
811-08279	T. Rowe Price Reserve Investment Funds, Inc.	T. Rowe Price Treasury Reserve Fund	05/31/2023

File #	Registrant Name	Series Name	FYE Reviewed
811-21055	T. Rowe Price Institutional Income Funds, Inc.	T. Rowe Price Institutional Floating Rate Fund	05/31/2023
811-21055	T. Rowe Price Institutional Income Funds, Inc.	T. Rowe Price Institutional High Yield Fund	05/31/2023
811-21055	T. Rowe Price Institutional Income Funds, Inc.	T. Rowe Price Institutional Long Duration Credit Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2005 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2010 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2015 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2020 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2025 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2030 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2035 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2040 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2045 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2050 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2055 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2060 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement 2065 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Balanced Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Balanced I Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2005 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2010 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2015 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2020 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2025 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2030 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2035 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2040 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2045 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2050 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2055 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2060 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Blend 2065 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2005 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2010 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2015 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2020 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2025 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2030 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2035 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2040 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2045 Fund - I Class	05/31/2023

File #	Registrant Name	Series Name	FYE Reviewed
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2050 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2055 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2060 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement I 2065 Fund - I Class	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2005 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2010 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2015 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2020 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2025 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2030 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2035 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2040 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2045 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2050 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2055 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2060 Fund	05/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Target 2065 Fund	05/31/2023
811-21185	T. Rowe Price Inflation Protected Bond Fund, Inc.	T. Rowe Price Inflation Protected Bond Fund	05/31/2023
811-21919	T. Rowe Price Limited Duration Inflation Focused Bond Fund, Inc.	T. Rowe Price Limited Duration Inflation Focused Bond Fund	05/31/2023
811-22243	T. Rowe Price Global Multi-Sector Bond Fund, Inc.	T. Rowe Price Global Multi-Sector Bond Fund	05/31/2023
811-22557	T. Rowe Price Floating Rate Fund, Inc.	T. Rowe Price Floating Rate Fund	05/31/2023
811-22939	T. Rowe Price Credit Opportunities Fund, Inc.	T. Rowe Price Credit Opportunities Fund	05/31/2023
811-23180	T. Rowe Price Total Return Fund, Inc.	T. Rowe Price Total Return Fund	05/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Floating Rate ETF	05/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Total Return ETF	05/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price U.S. High Yield ETF	05/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Ultra Short-Term Bond ETF	05/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Africa & Middle East Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Asia Opportunities Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price China Evolution Equity Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Europe Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Markets Discovery Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Markets Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price European Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global Growth Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global Impact Equity Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Disciplined Equity Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Discovery Fund	10/31/2023

File #	Registrant Name	Series Name	FYE Reviewed
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Stock Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Value Equity Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Japan Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Latin America Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price New Asia Fund	10/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Overseas Stock Fund	10/31/2023
811-05833	T. Rowe Price Global Funds, Inc.	T. Rowe Price Global Value Equity Fund	10/31/2023
811-05833	T. Rowe Price Global Funds, Inc.	T. Rowe Price Institutional Emerging Markets Equity Fund	10/31/2023
811-05833	T. Rowe Price Global Funds, Inc.	T. Rowe Price Institutional International Disciplined Equity Fund	10/31/2023
811-07093	T. Rowe Price Summit Funds, Inc.	T. Rowe Price Cash Reserves Fund	10/31/2023
811-07095	T. Rowe Price Summit Municipal Funds, Inc.	T. Rowe Price Summit Municipal Income Fund	10/31/2023
811-07095	T. Rowe Price Summit Municipal Funds, Inc.	T. Rowe Price Summit Municipal Intermediate Fund	10/31/2023
811-10063	T. Rowe Price International Index Fund, Inc.	T. Rowe Price International Equity Index Fund	10/31/2023
811-10093	T. Rowe Price QM U.S. Bond Index Fund, Inc.	T. Rowe Price QM U.S. Bond Index Fund	10/31/2023
811-22810	T. Rowe Price Global Allocation Fund, Inc.	T. Rowe Price Global Allocation Fund	10/31/2023
811-23261	T. Rowe Price Multi-Strategy Total Return Fund, Inc.	T. Rowe Price Multi-Strategy Total Return Fund	10/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price QM U.S. Bond ETF	10/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price International Equity ETF	10/31/2023
811-00579	T. Rowe Price Growth Stock Fund, Inc.	T. Rowe Price Growth Stock Fund	12/31/2023
811-00696	T. Rowe Price Small-Cap Stock Fund, Inc.	T. Rowe Price Small-Cap Stock Fund	12/31/2023
811-00958	T. Rowe Price New Horizons Fund, Inc.	T. Rowe Price New Horizons Fund	12/31/2023
811-01710	T. Rowe Price New Era Fund, Inc.	T. Rowe Price New Era Fund	12/31/2023
811-02215-99	T. Rowe Price Small-Cap Value Fund, Inc.	T. Rowe Price Small-Cap Value Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Dynamic Credit Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Dynamic Global Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Markets Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Markets Corporate Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Emerging Markets Local Currency Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global Consumer Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global High Income Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price Global Industrials Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Bond Fund	12/31/2023
811-02958	T. Rowe Price International Funds, Inc.	T. Rowe Price International Bond Fund (USD Hedged)	12/31/2023
811-04358	T. Rowe Price All-Cap Opportunities Fund, Inc.	T. Rowe Price All-Cap Opportunities Fund	12/31/2023
811-04400	T. Rowe Price Equity Income Fund, Inc.	T. Rowe Price Equity Income Fund	12/31/2023
811-04519	T. Rowe Price Capital Appreciation Fund, Inc.	T. Rowe Price Capital Appreciation Fund	12/31/2023
811-04519	T. Rowe Price Capital Appreciation Fund, Inc.	T. Rowe Price Capital Appreciation and Income Fund	12/31/2023

File #	Registrant Name	Series Name	FYE Reviewed
811-04998	T. Rowe Price Spectrum Fund, Inc.	T. Rowe Price Spectrum Diversified Equity Fund	12/31/2023
811-04998	T. Rowe Price Spectrum Fund, Inc.	T. Rowe Price Spectrum Income Fund	12/31/2023
811-04998	T. Rowe Price Spectrum Fund, Inc.	T. Rowe Price Spectrum International Equity Fund	12/31/2023
811-05299	T. Rowe Price Science & Technology Fund, Inc.	T. Rowe Price Science & Technology Fund	12/31/2023
811-05833	T. Rowe Price Global Funds, Inc.	T. Rowe Price Institutional Emerging Markets Bond Fund	12/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price Equity Index 500 Fund	12/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price Extended Equity Market Index Fund	12/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price Mid-Cap Index Fund	12/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price Small-Cap Index Fund	12/31/2023
811-05986	T. Rowe Price Index Trust, Inc.	T. Rowe Price Total Equity Market Index Fund	12/31/2023
811-06275	T. Rowe Price Balanced Fund, Inc.	T. Rowe Price Balanced Fund	12/31/2023
811-06665	T. Rowe Price Mid-Cap Growth Fund, Inc.	T. Rowe Price Mid-Cap Growth Fund	12/31/2023
811-07055	T. Rowe Price Dividend Growth Fund, Inc.	T. Rowe Price Dividend Growth Fund	12/31/2023
811-07059	T. Rowe Price Blue Chip Growth Fund, Inc.	T. Rowe Price Blue Chip Growth Fund	12/31/2023
811-07075	T. Rowe Price Communications & Technology Fund, Inc.	T. Rowe Price Communications & Technology Fund	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price All-Cap Opportunities Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Blue Chip Growth Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Equity Income Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Equity Index 500 Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Health Sciences Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Mid-Cap Growth Portfolio	12/31/2023
811-07143	T. Rowe Price Equity Series, Inc.	T. Rowe Price Moderate Allocation Portfolio	12/31/2023
811-07145	T. Rowe Price International Series, Inc.	T. Rowe Price International Stock Portfolio	12/31/2023
811-07153	T. Rowe Price Fixed Income Series, Inc.	T. Rowe Price Limited-Term Bond Portfolio	12/31/2023
811-07209	T. Rowe Price Value Fund, Inc.	T. Rowe Price Value Fund	12/31/2023
811-07225	T. Rowe Price U.S. Equity Research Fund, Inc.	T. Rowe Price U.S. Equity Research Fund	12/31/2023
811-07381	T. Rowe Price Health Sciences Fund, Inc.	T. Rowe Price Health Sciences Fund	12/31/2023
811-07605	T. Rowe Price Mid-Cap Value Fund, Inc.	T. Rowe Price Mid-Cap Value Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Institutional Large-Cap Core Growth Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Institutional Mid-Cap Equity Growth Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Institutional Small-Cap Stock Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Large-Cap Growth Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Large-Cap Value Fund	12/31/2023
811-07639	T. Rowe Price Equity Funds, Inc.	T. Rowe Price Hedged Equity Fund	12/31/2023
811-07749	T. Rowe Price Financial Services Fund, Inc.	T. Rowe Price Financial Services Fund	12/31/2023
811-08203	T. Rowe Price Integrated Equity Funds, Inc.	T. Rowe Price Integrated Global Equity Fund	12/31/2023
811-08203	T. Rowe Price Integrated Equity Funds, Inc.	T. Rowe Price Integrated U.S. Small-Mid Cap Core Equity Fund	12/31/2023
811-08203	T. Rowe Price Integrated Equity Funds, Inc.	T. Rowe Price Integrated U.S. Small-Cap Growth Equity Fund	12/31/2023

File #	Registrant Name	Series Name	FYE Reviewed
811-08203	T. Rowe Price Integrated Equity Funds, Inc.	T. Rowe Price Integrated U.S. Large-Cap Value Equity Fund	12/31/2023
811-08279	T. Rowe Price Reserve Investment Funds, Inc.	T. Rowe Price Transition Fund	12/31/2023
811-08371	T. Rowe Price Real Estate Fund, Inc.	T. Rowe Price Real Estate Fund	12/31/2023
811-09995	T. Rowe Price Global Technology Fund, Inc.	T. Rowe Price Global Technology Fund	12/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Income 2020 Fund	12/31/2023
811-21149	T. Rowe Price Retirement Funds, Inc.	T. Rowe Price Retirement Income 2025 Fund	12/31/2023
811-21454	T. Rowe Price Diversified Mid-Cap Growth Fund, Inc.	T. Rowe Price Diversified Mid-Cap Growth Fund	12/31/2023
811-22218	T. Rowe Price Global Real Estate Fund, Inc.	T. Rowe Price Global Real Estate Fund	12/31/2023
811-22293	T. Rowe Price U.S. Large-Cap Core Fund, Inc.	T. Rowe Price U.S. Large-Cap Core Fund	12/31/2023
811-22410	T. Rowe Price Real Assets Fund, Inc.	T. Rowe Price Real Assets Fund	12/31/2023
811-22620	T. Rowe Price Multi-Sector Account Portfolios, Inc.	T. Rowe Price Emerging Markets Local Multi-Sector Account Portfolio	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Blue Chip Growth ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Dividend Growth ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Equity Income ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Growth Stock ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price U.S. Equity Research ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Capital Appreciation Equity ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Growth ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Small-Mid Cap ETF	12/31/2023
811-23494	T. Rowe Price Exchange-Traded Funds, Inc.	T. Rowe Price Value ETF	12/31/2023